Exhibit 10.2

RESTRICTED STOCK AWARD AGREEMENT - Employee

CALERES, INC.

INCENTIVE AND STOCK COMPENSATION PLAN OF 2026

Caleres, Inc., a New York corporation (the “Company”), grants to the participant an award of Restricted Stock (referred to herein as “Restricted Stock” or “Restricted Shares”), which shall be shares of the Company’s Common Stock, $.01 par value (“Common Stock”), pursuant to the provisions of the Incentive and Stock Compensation Plan of 2026 (the “Plan”), and subject to the key terms set forth below and the attached General Terms and Conditions (dated as of May 28, 2026), including restrictions applicable to the Restricted Shares, all of which constitute part of this Restricted Stock Award Agreement (this “Agreemenet”).

Your detailed award information can be found on the last page of this document.

Your Restricted Stock Award is governed by the terms of the Plan which can be found in the document library of EquiTrax.

ACCEPTANCE AND ACKNOWLEDGEMENT

You will be deemed to have accepted this Agreement and agreed to be bound by the terms and conditions of this Agreement and the Plan unless you inform the Company in writing that you wish to decline the Restricted Stock Award.  To decline you may email the Company by sending an email to: ___________ within 30 days of this grant.  Acceptance shall include your acknowledgement that Participant has reviewed the Plan and this Agreement, in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Restricted Stock Award Agreement to be executed effective as of the grant date.

CALERES, INC.

By:

RESTRICTED STOCK AWARD

General Terms and Conditions (as of May 28, 2026)

Incentive and Stock Compensation Plan of 2026

1.	Restrictions

The Restricted Shares are restricted as to disposition and may not be pledged and are subject to forfeiture unless certain conditions are met.  The Company’s transfer agent has been advised that the Restricted Shares cannot be sold, transferred, re-registered or disposed of until the restrictions on the shares lapse. Restricted Shares shall vest, and the restrictions shall no longer apply, as to the number or percentage of Restricted Shares and on the dates specified on the executed last page of this Award as the “Vesting Schedule.” A further restriction on the Restricted Shares is that you shall only be entitled to receive Shares free of restrictions if, at the time of the lapse of such restrictions, you are then in the employ of the Company and shall have been continuously so employed since the date of grant of the Restricted Shares.  If you do not meet these conditions at any time, such Shares shall be forfeited.

2.Voting Rights and Dividend Rights

You will be entitled to full voting rights and dividend rights for all Restricted Shares, beginning with the date of grant, regardless of restriction periods.  Dividends may be paid directly to you or may be credited to your dividend re-investment plan account.  Dividend rights and voting rights will be cancelled in the event the Restricted Shares are forfeited.

3.Book Entry for Restricted Shares.  You will not receive a certificate for the Restricted Shares; instead, the Restricted Shares will be credited as a book entry to an account in your name with the Company’s transfer agent.  At such time as the restrictions lapse, those Shares that are no longer subject to restrictions shall be transferred to a non-restricted account in your name with the transfer agent or as otherwise directed by you and agreed by the Company.

4. Death, Disability or Retirement.  In the event of termination of employment due to death, permanent Disability (as defined in the Plan), or retirement (including but not limited to any early retirement) if approved by the Culture, Compensation and People Committee, all Restricted Shares shall vest immediately and be free of restrictions.

5. Change in Control.  Subject to Article 13 of the Plan, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchange, the Restricted Shares still subject to restrictions under this Agreement shall automatically vest and all restrictions shall lapse upon the occurrence of a Change in Control (as defined in the Plan).

6.Adjustment Upon Changes in Capitalization.  In accordance with Section 4.2 of the Plan, in the event that there is a change in the Common Stock of the Company by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, reorganizations, combinations or exchanges of shares, then the Restricted Shares shall be adjusted in the same manner as other shares of  Common Stock are adjusted.

7.Tax Withholding.  The Company shall have the power and the right to deduct or withhold, cash or shares, or require the Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Award.

8.Share Withholding.  With respect to withholding upon the lapse of restrictions on the Restricted Shares, or upon any other taxable event arising as a result of this grant of Restricted Shares, the Participant may elect, subject to the approval of the Board, to satisfy the tax withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction, or at such other rate as will not result in adverse accounting treatment, as determined by the Board in its sole discretion.  All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Board, in its sole discretion, deems appropriate.  Notwithstanding the foregoing, in the event that the Participant has the opportunity to make an election but does not submit to the Company a properly completed election form at least five (5) business days prior to the date of Lapse of Restrictions; or the Participant does not tender cash consideration as elected or required, then Section 7 of these Terms and Conditions may be applied.

9.Nontransferability.  This Agreement and the Restricted Shares granted hereunder, until such time as the restrictions on the Shares have lapsed, may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

10.Administration and Interpretation.  This Award Agreement and the rights of the Participant hereunder are subject to all terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Board may adopt for administration of the Plan.  It is expressly understood that the Board is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon the Participant.  The Board may delegate to the Culture, Compensation and People Committee all determinations with respect to the Plan and this Award Agreement.  All capitalized terms used in this Award Agreement shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.  If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Award Agreement.

11.	Miscellaneous

(a)

This Award Agreement shall not confer upon the Participant any right to continuation of employment by the Company, nor shall this Award Agreement interfere in any way with the Company’s right to terminate his or her employment at any time.

(b)

The Board may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Award Agreement without the Participant’s written consent.

(c)	This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d)	To the extent not preempted by Federal law, this Award Agreement shall be construed in accordance with and governed by the substantive laws of the State of Missouri without regard to conflicts of laws principles, which might otherwise apply. Any litigation arising out of, in connection with, or concerning any aspect of the Plan or this Award Agreement shall be conducted exclusively in the State or Federal courts located in the City or County of St. Louis, Missouri.

12.Clawback.  Any payouts will be subject to recovery if it is determined that the Participant personally and knowingly engaged in practices that materially contributed to the circumstances that led to the restatement of the Company’s financial statements.  In addition, Participants acknowledge and agree that they are subject to the terms of the Company's recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law or listing standards, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired with respect to such awards).

Notice of Restricted Stock Award of Caleres, Inc.

Company NameCaleres, Inc.

Plan 2026ISC RSA

Participant ID

Participant Name

Participant Address

Grant/Award TypeRestricted Stock Award

Share Amount

Grant/Award Date

Vesting Schedule

Vesting Date No. of SharesPercent